Exhibit 99.1

Inpixon Announces Share Consolidation for NASDAQ Compliance
and to Support Strategic Transactions

PALO ALTO, Calif., October 6, 2022 /PRNewswire/ -- Inpixon® (Nasdaq: INPX) (“Inpixon” or the “Company”), the Indoor Intelligence® company, today announced that the Company’s Board of Directors has approved a consolidation of the Company’s common stock whereby every seventy-five (75) shares of its outstanding common stock will automatically be combined into one (1) share of common stock. The reverse stock split is being implemented for the purpose of complying with applicable Nasdaq Listing Rules, including the closing bid price requirement and such other minimum bid price rules to the extent they may be applicable, in connection with future strategic transactions.

The reverse stock split will be effective as of the commencement of trading on Friday, October 7, 2022. At such time, the common stock will also commence trading with a new CUSIP number, 45790J867.

In accordance with the reverse stock split, each stockholder’s percentage ownership interest in Inpixon will remain unchanged. Any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share of common stock.

Concurrent with the reverse stock split, the authorized shares will also be proportionately reduced consistent with the reverse split ratio.

“As previously disclosed, we have undertaken a number of significant initiatives aimed at increasing stockholder value, including: (i) reducing corporate expenses to streamline operations; (ii) entering into a definitive agreement for the planned spin-off and sale of our newly formed subsidiary, CXApp Holding Corp., for shares in KINS Technology Group, Inc. (Nasdaq: KINZ; KINZW), valued at approximately $69 million to be issued to our securityholders as of a to be determined record date; and (iii) entry into a non-binding letter of intent with a third party involving the remainder of our business. Despite the current market conditions, we believe these initiatives will help unlock increased value for our stockholders.”

About Inpixon

Inpixon® (Nasdaq: INPX) is the innovator of Indoor Intelligence®, delivering actionable insights for people, places and things. Combining the power of mapping, positioning and analytics, Inpixon helps to create smarter, safer, and more secure environments. The company’s Indoor Intelligence and mobile app solutions are leveraged by a multitude of industries to optimize operations, increase productivity, and enhance safety. Inpixon customers can take advantage of industry leading location awareness, RTLS, workplace and hybrid event solutions, analytics, sensor fusion, IIoT and the IoT to create exceptional experiences and to do good with indoor data. For the latest insights, follow Inpixon on LinkedIn, and Twitter, and visit inpixon.com.

Forward-Looking Statements

This news release contains forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical facts contained in this communication, including statements regarding the anticipated compliance with the Nasdaq’s minimum bid price rules, the expected timing and structure of the proposed business combination (the “Business Combination”) with KINS Technology Group, Inc. (“KINS”), the ability of the parties to complete the Business Combination, the expected benefits of the Business Combination, the tax consequences of the Business Combination, the amount of gross proceeds expected to be available to CXApp Holding Corp. (“CXApp”) after the closing and giving effect to any redemptions by KINS stockholders, CXApp’s future results of operations and financial position, business strategy and its expectations regarding the application of, and the rate and degree of market acceptance of, the CXApp technology platform and other technologies, CXApp’s expectations regarding the addressable markets for our technologies, including the growth rate of the markets in which it operates, and the potential for and timing of receipt of payments under CXApp’s agreements with customers are forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of Inpixon, CXApp and KINS, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include, but are not limited to: the risk that the transactions may not be completed in a timely manner or at all, which may adversely affect the price of Inpixon’s or KINS’s securities; the risk that KINS stockholder approval of the Business Combination is not obtained; the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the amount of funds available in KINS’s trust account following any redemptions by KINS’s stockholders; the failure to receive certain governmental and regulatory approvals; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; changes in general economic conditions, including as a result of the COVID 19 pandemic or the conflict between Russia and Ukraine; the outcome of litigation related to or arising out of the Business Combination, or any adverse developments therein or delays or costs resulting therefrom; the effect of the announcement or pendency of the transactions on Inpixon’s, CXApp’s or KINS’s business relationships, operating results, and businesses generally; the ability to continue to meet Nasdaq’s listing standards following the consummation of the Business Combination; costs related to the Business Combination; that the price of KINS’s or Inpixon’s securities may be volatile due to a variety of factors, including Inpixon’s, KINS’s or CXApp’s inability to implement their business plans or meet or exceed their financial projections and changes in the combined capital structure; the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities; and the ability of CXApp to implement its strategic initiatives.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Inpixon’s most recent annual report on Form 10-K, KINS’s registration statement on Form S-1 (File No. 333-249177) and the Form S-4 (as defined below), the Form S-1 (as defined below), the CXApp registration statement on Form S-1, the proxy statement/prospectus and certain other documents filed or that may be filed by Inpixon, KINS or CXApp from time to time with the SEC following the date hereof. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Inpixon, CXApp and KINS assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

None of Inpixon, CXApp or KINS gives any assurance that Inpixon, CXApp or KINS will achieve their expectations.

Important Information and Where to Find It

In connection with the proposed Business Combination, CXApp will file with the SEC a registration statement on Form S-1 (the “Form S-1”) registering shares of CXApp common stock, and KINS will file with the SEC a registration statement on Form S-4 (the “Form S-4”) registering shares of KINS common stock, warrants and certain equity awards. The Form S-4 to be filed by KINS will include a proxy statement/prospectus in connection with the KINS stockholder vote required in connection with the proposed Business Combination. This communication does not contain all the information that should be considered concerning the Business Combination. The Form S-1 to be filed by CXApp will include the Form S-4 filed by KINS, which will serve as an information statement/prospectus in connection with the spin-off of CXApp. This communication is not a substitute for the registration statements that CXApp and KINS will file with the SEC or any other documents that KINS or CXApp may file with the SEC or that KINS, Inpixon or CXApp may send to stockholders in connection with the Business Combination. It is not intended to form the basis of any investment decision or any other decision in respect to the business combination. KINS’s stockholders and Inpixon’s stockholders and other interested persons are advised to read, when available, the preliminary and definitive registration statements, and documents incorporated by reference therein, as these materials will contain important information about KINS, CXApp and the Business Combination. The proxy statement/prospectus contained in KINS’s registration statement will be mailed to KINS’s stockholders as of a record date to be established for voting on the Business Combination.

The registration statements, proxy statement/prospectus and other documents (when they are available) will also be available free of charge, at the SEC’s website at www.sec.gov, or by directing a request to: KINS Technology Group, Inc., Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, CA 94306.

Participants in the Solicitation

Inpixon, KINS and CXApp and each of their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from KINS’s stockholders in connection with the Business Combination. Stockholders are urged to carefully read the proxy statement/prospectus regarding the Business Combination when it becomes available, because it will contain important information. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of KINS’s stockholders in connection with the Business Combination will be set forth in the registration statement when it is filed with the SEC. Information about KINS’s executive officers and directors and CXApp’s management and directors also will be set forth in the registration statement relating to the Business Combination when it becomes available.

No Solicitation or Offer

This communication shall neither constitute an offer to sell nor the solicitation of an offer to buy any securities or the solicitation of any proxy vote, consent or approval in any jurisdiction in connection with the Business Combination, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to any registration or qualification under the securities laws of any such jurisdictions. This communication is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction where such distribution or use would be contrary to local law or regulation.

Inpixon Contacts

General inquiries:

Inpixon

Email: marketing@inpixon.com

Web: inpixon.com/contact-us

Investor relations:

Crescendo Communications, LLC

Tel: +1 212-671-1020

Email: INPX@crescendo-ir.com

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